Exhibit (a)(5)(R)

Sizmek and its Affiliate Fuel Acquisition Co. Announce Extension of Tender Offer for All Outstanding

Shares of Rocket Fuel

NEW YORK, NY — August 29, 2017 — On August 29, 2017, Sizmek Inc. (“Sizmek”) and its affiliate Fuel Acquisition Co. have extended the offering period of the previously announced cash tender offer to purchase all of the outstanding shares of common stock of Rocket Fuel Inc. (NASDAQ: FUEL) (“Rocket Fuel”) in order to confirm that all of the conditions to the tender offer have been satisfied. The tender offer was previously scheduled to expire at 12:00 midnight, New York City time, at the end of August 29, 2017. The expiration date of the tender offer is extended to 12:00 midnight, New York City time, at the end of September 5, 2017, unless further extended. All other terms and conditions of the tender offer remain unchanged.

Computershare Trust Company, N.A., the depositary for the tender offer, has advised Sizmek that, as of 5:00 P.M., New York City time, on August 29, 2017, 32,182,634 shares of common stock of Rocket Fuel were tendered pursuant to the tender offer (not including shares tendered pursuant to notices of guaranteed delivery), which represented approximately 68.47% of the outstanding shares of common stock of Rocket Fuel. Stockholders who have already tendered their shares of common stock of Rocket Fuel do not have to re-tender their shares or take any other action as a result of the extension of the expiration date of the tender offer.

Okapi Partners LLC is the Information Agent for the tender offer and any questions or requests for the Offer to Purchase and related materials with respect to the tender offer may be directed to them, toll-free at (888) 785-6709.

About Sizmek

Sizmek creates impressions that inspire through its people-based creative optimization platform. In the digital world, creating impressions that inspire is vital to building meaningful, long-lasting relationships with your customers. Sizmek provides powerful, integrated solutions so creative and data work together, optimizing campaigns across all media. When your messages resonate, your impact amplifies, and your business reaches new heights. Sizmek operates its platform in more than 70 countries, with local offices providing award-winning service throughout North America, EMEA, LATAM, and APAC, and connecting more than 20,000 advertisers and 3,600 agencies to audiences around the world, serving over 2.3 trillion impressions each year. For more information, visit www.sizmek.com.

Important Additional Information and Where to Find It

This press release is not an offer to purchase or a solicitation of an offer to sell shares of Rocket Fuel’s common stock. On August 2, 2017, Sizmek filed a tender offer statement on Schedule TO (including the Offer to Purchase, a related Letter of Transmittal and other offer materials) with the SEC and Rocket Fuel filed the related Solicitation/Recommendation statement on Schedule 14D-9 with the SEC, each as may be amended or supplemented from time to time. INVESTORS AND STOCKHOLDERS OF ROCKET FUEL ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Investors and stockholders may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available), at the SEC’s web site at www.sec.gov, and from the information agent named in the tender offer materials. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by Rocket Fuel under the investor relations section of Rocket Fuel’s website (www.rocketfuel.com).

Forward-Looking Statements

This communication contains forward-looking statements regarding future events, including but not limited to the acquisition of Rocket Fuel by Sizmek and the capabilities of the combined company following the acquisition. Words such as “expect,” “believe,” “intend,” “plan,” “goal,” “focus,” “anticipate,” and other similar words are also intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results to differ materially from the results anticipated by such statements, including, without limitation, due to: uncertainties as to the timing of the tender offer and the acquisition; the possibility that various closing conditions for the tender offer or the acquisition may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the acquisition; the effects of disruption from the tender offer or acquisition on Rocket Fuel’s business; the fact that the announcement and pendency of the tender offer and acquisition may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the effects of disruption caused by the tender offer or acquisition making it more difficult to maintain relationships with employees, customers, vendors and other business partners; and the risk that stockholder litigation in connection with the tender offer or the acquisition may result in significant costs of defense, indemnification and liability.